Exhibit 107
Calculation of Filing Fee Table

Form S-8
(Form Type)

Polaris Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.01 per share	Other	4,580,000(2)	$73.65	$337,317,000	0.0001381	$46,583.48
Total Offering Amounts					$337,317,000		$46,583.48
Total Fee Offsets							—
Net Fee Due							$46,583.48

(1)	Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this Registration Statement shall also include any additional shares of common stock, par value $.01 per share (“Common Stock”), of Polaris Inc. (the “Registrant”) that may become issuable by reason of stock dividends, stock splits, recapitalization or similar transactions.
(2)	Represents additional shares of Common Stock available pursuant to an increase in the number of shares available for issuance under the Amended and Restated Polaris Inc. 2024 Omnibus Incentive Plan (the “Plan”), pursuant to an amendment to and restatement of the Plan adopted by the stockholders of the Registrant on April 30, 2026. Shares available for issuance under the Plan have been previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 25, 2024 (File No. 333-278926).
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the Common Stock as reported by the New York Stock Exchange on July 22, 2026, which date is within five business days prior to the filing of this Registration Statement.